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                                                                    Exhibit 99.1

For Immediate Release
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                        Donald L. Drakeman, Ph.D.      Bea Evangelista
                        President and CEO              Middleberg Euro
                        Medarex, Inc.                  for Medarex, Inc. (media)
                        +1-609-430-2880                +1-212-699-2503
                                                       bea@middleberg.com


                     MEDAREX ADOPTS SHAREHOLDER RIGHTS PLAN

Princeton, N.J.; May 25, 2001 - Medarex, Inc. (Nasdaq:MEDX) announced today that it has adopted a shareholder rights plan designed to ensure that all Medarex shareholders will receive fair and equal treatment in the event of any unsolicited offer or takeover attempt to acquire Medarex. The plan was not adopted in response to any specific effort to acquire control of Medarex, and Medarex is not aware of any such effort.

Under the terms of the plan, each holder of record of Medarex's common stock at the close of business on July 6, 2001 will receive as a dividend one right for each share of common stock held as of that date.

A complete copy of the plan is included in a Current Report on Form 8-K which Medarex will file today with the SEC.

Details of the plan will be included in a letter to be mailed to all Medarex shareholders.

Medarex, Inc., is a biopharmaceutical company developing monoclonal antibody-based therapeutics to fight cancer and other life-threatening and debilitating diseases. Medarex has assembled a broad platform of patented technologies for antibody discovery and development, including the UltiMAb(TM) Human Antibody Development SystemSM for the creation of high-affinity, fully human antibodies; T-12 DevelopmentSM offering the potential to move from target to trial in approximately 12 months; and Trans-Phage TechnologySM combining high throughput screening with fully human antibody development. Medarex creates and develops fully human antibodies for itself and others, offering a full range of antibody related capabilities, including pre-clinical and clinical development supported by cGMP manufacturing services. For more information about Medarex, visit its website at www.medarex.com.

Except for the historical information presented herein, matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "believes"; "anticipates"; "intends"; "plans"; "expects"; "estimates"; or similar
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statements are forward- looking statements. Medarex disclaims, however, any intent or obligations to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development as well as risks detailed from time to time in Medarex's public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and subsequent Quarterly Reports on Form 10- Q. Copies of Medarex's public disclosure filings are available from its investor relations department. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success.


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UltiMAb(TM) is a trademark of Medarex, Inc. Human Antibody Development SystemSM,
T-12 DevelopmentSM and Trans-Phage TechnologySM are service marks of Medarex, Inc.